COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

For immediate release Tuesday, March 10, 2009

COACHMEN ANNOUNCES TEMPORARY PLANT CLOSURE

Elkhart, IN - Coachmen Industries, Inc. (NYSE: COA) announced today that, in a cost savings move, it intends to temporarily close its Rutherfordton, North Carolina production facility until the regional housing market strengthens.

The plant, operating under the brand name All American Homes of North Carolina, will continue current operations until all production orders are completed and shipped. Future orders will be fulfilled at the Company’s nearby Rocky Mount, Virginia facility.  The Company is making adjustments to accommodate the needs of all of its Builders during this consolidation period.  Approximately ninety employees will be affected.

If additional orders are obtained to continue production at acceptable levels before the current orders are completed, operations may extend longer.  All American Homes is not leaving the Middle Atlantic market and expects no interruption in its service levels to its Builder clients.  When the market recovers and demand is sufficient, the Company fully intends to re-open its Rutherfordton facility, but timing depends on market conditions.

Coachmen Industries, Inc. is one of America's premier systems-built construction companies under the ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For product information:	For investor or financial information:
Mike Donley	Thomas Gehl
Director of Marketing and Communications	Director of Investor Relations
574-266-2533	574-266-2531